CORPORATION AGREEMENT

RELIANCE ASIA DEVELOPMENT LTD, hereafter called Party A Room 3705-7, Edinburgh Tower, The Landmark, Central, HONG KONG

PAC PACIFIC GROUP INTERNATIONAL, hereafter called Party B 222 Amalfi Dr. Santa Monica, Calif, 90402 USA

JAMES R. GU hereafter called Party C
Villa Rosas Estate Al, Aha Compound, Villa 36 P.O. Box 61837, Riyadh 11575, SAUDI ARABIA

1. Based on Party A's agreement with China Central Television, Educational and Science Division to produce the program series "PASSAGE TO FUTURE" the above parties through friendly negotiation agree to join together to complete this television project.

2. Television program content will be as agreed with China Central Tele-vision, Educational and Science Division:

         (a)      Internet science and technology
         (b)      Internet business personalities and leading companies
         (c)      Internet major events and important news
         (d)      Actual interviews and reports

3.        The responsibilities of the three parties:

         (a) Party A responsible for the follow up of the corporation agreement with China Central Television and the broadcasting of the program the planning of the creation of the script planning report and production of the program. In addition to gathering the information and material for the program. Party A will assist Party B in negotiation and obtaining of the sponsorships. (This includes providing in a timely fashion all necessary information and material required by prospective sponsors) Party A is further responsible for ensuring that all production costs stay within the budget agreed upon in this agreement.

         (b) Party B will collect technical information and "B" roll film responsible for the obtaining 80 %d of all the funding for the program (including advertising and corporate sponsors) the average amount of sponsorship and advertising shall not average less than US48,000.00 over the 52 episodes. Party B is responsible to distribute the monies so obtained (to CCTV, the production team, and Parties A, B, C) according to this agreement.

         (c) Party C responsible for all coordination of the relationship and obtaining 20% of the funding for the program.


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4.       China Central Television will receive RMB80,000.00 per episode based on the Letter of Intent dated 27 November 1998 between CCTV and BETC Advertising Company, Beijing.

5. The above three parties will form a production team will be responsible to produce the series within the budget agreed to by the three parties of this agreement. The production budget may NOT be exceeded without full agreement of all three parties in advance.

6.       Profit-sharing:

         Once CCTV has been paid its production expenses as (4 above) and the production unit has been paid its production costs per approved budget (5 above) the above three parties will share the profit as follows:

                                  Party A: 50 %
                                  Party B: 40%
                                  Party C: 10%

7. Non-circumvention Party B and Party C will finish to Party A a list of advertisers and sponsorships to whom Party B and Party C will introduce this Project. Party A agrees that the above fees (see item 6) will be paid on any monies deliveries by these advertisers and sponsors to Party A or its affiliate or subsidiary or partner within 3 years of signing this agreement.

8. This agreement effective upon signing of the signatures, from the date it is signed.

9. If Party B or Party C does not obtain the minimum funding as required by this agreement, Party A has the right to terminate the relationship after 80 days after signing of this agreement. However, if the cause is due to the non-performance of Party A (such as providing necessary date or materials) then Party B and C shall be granted additional extensions by mutual agreement.

/s/ Reliance Asia Development Ltd.
January 27, 1999

/s/ Alie Chang
March 1, 1999

/s/ James R. Gu
January 23,1999

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                        Reliance Asia Development Limited
                             LETTER OF AUTHORIZATION

Based on our agreement with China Central Television CCTV, Our Company will be cooperating on the TV program - "Passage to Future".

Pac Pacific Group Inc. will be working together with us as our joint-venture partner and function as our operational arm in the United States.

Ms. Alie Chang, Chairperson and Mr. Felizian Paul, President and CEO of the company will be our company's USA representatives. Contact address: 222 Amalfi Dr. Santa Monica, Calif. 90402. They will be responsible to introduce, contact and discuss on our behalf the following matters:

(1)     Obtain information, footages, material for the "Passage to Future"
        a)      Science information and technology.

        b) Information about important personalities in the International business and Internet sectors.

        c)      News about important events-

        d)      Interview to record the actual events and situations.

(2)     Contact the sponsors.

(3)     Arranging the Advertisement

RELIANCE ASIA DEVELOPMENT LTD

/s/ CHU Li
CHU Li
Director
December 28, 1998